UNITED STATES
                       	SECURITIES AND EXCHANGE COMMISSION
              			WASHINGTON, DC 20549

                               	  SCHEDULE 13G
                   Under The Securities Exchange Act Of 1934
                             	 (Amendment No.   )*

       		              McMoRan Exploration Co.
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                                (Name of Issuer)

       			 	 Common Stock
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                          (Title Class Of Securities)

				   582411104
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                                 (CUSIP Number)
       			    DKR Saturn Management L.P.
			    623 Fifth Avenue, 29th Flr.
				New York, NY 10022
       			 	      USA

				(212) 980-7021

		     	       December 31, 2004
	    (date of event which requires filing of this statement)

*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the act (however, see the notes).

CUSIP No.  582411104                  13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    DKR Saturn Management L.P.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware, USA

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5   SOLE VOTING POWER

    2,000 shares of common stock
    22,500,000 convertible bond converts to 1,357,466 shares of common stock
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  NUMBER OF	 6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY      		0
   OWNED BY       --------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
  REPORTING 	      2,000 shares of common stock
    PERSON            22,500,000 convertible bond converts to 1,357,466 shares
     WITH	      of common stock
	         --------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

				0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,000 shares of common stock
    22,500,000 convertible bond converts to 1,357,466 shares of common stock

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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.82% common stock + 5.58% convertible bond if converted = 6.4%

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12  TYPE OF REPORTING PERSON*
    IA

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.

      (A)   NAME OF ISSUER:
            McMoRan Exploration Co.

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
	    1615 Poydras Street
            New Orleans, LA 70112
	    USA
ITEM 2.

      (A)   NAME OF PERSON FILING:
            DKR Saturn Management L.P.


      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
       	    623 Fifth Avenue, 29th Flr.
            New York, NY 10022
	    USA


      (C)   CITIZENSHIP:
            Delaware, USA

      (D)   TITLE OF CLASS OF SECURITIES:
       	    Common Stock

      (E)   CUSIP NUMBER:
            582411104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), THE PERSON FILING IS:
a. Broker or Dealer registered under Section 15 of the Act,
b. Bank as defined in Section 3(a)(6) of the Act,
c. Insurance Company as defined in Section 3(a)(19) of the Act,
d. Investment Company registered under Section 8 of the Investment Company Act,
X. Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
f. Employee Benefit Plan, or Endowment Fund
g. Parent Holding Company or Control Person
h. A saving association
i. A church plan that is excluded form the definition of an investment company;
j. Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      (A)   AMOUNT BENEFICIALLY OWNED:
	    2,000 shares of common stock
	    22,500,000 convertible bond converts to 1,357,466 shares of common stock
      (B)   PERCENT OF CLASS:
      	    0.82% common stock + 5.58% convertible bond if converted = 6.4%
      (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
       		  2,000 shares of common stock
                  22,500,000 convertible bond converts to 1,357,466 shares of common stock


       (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
       				0
            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
		  2,000 shares of common stock
                  22,500,000 convertible bond converts to 1,357,466 shares of common stock
            (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
              			0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
		Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
		Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
		Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
		Not Applicable

ITEM 10. CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Date: February 14, 2005

/s/ Barbara Burger